Exhibit 99.1

GAP INC. REPORTS JULY SALES UP 12 PERCENT;

COMPARABLE STORE SALES UP 9 PERCENT

Company Expects to Report Second Quarter Earnings Per Share of $0.20 to $0.22

SAN FRANCISCO — August 7, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.1 billion for the four-week period ended August 2, 2003, which represents a 12 percent increase compared with net sales of $956 million for the same period ended August 3, 2002. The company’s comparable store sales for July 2003 increased 9 percent, compared with an 8 percent decrease in July 2002.

Comparable store sales by division for July 2003 were as follows:

•	Gap U.S.: positive 13 percent versus negative 19 percent last year

•	Gap International: positive 8 percent versus negative 12 percent last year

•	Banana Republic: positive 5 percent versus negative 6 percent last year

•	Old Navy: positive 9 percent versus positive 6 percent last year

“Customers responded well to our July summer promotional and clearance strategies and to transitional fall merchandise,” said Sabrina Simmons, senior vice president, Treasury and Investor Relations. “Gap and Old Navy showed continued momentum, and we were excited to end the month with tremendous media attention surrounding the launch of Gap’s fall corduroy product assortment supported by our Madonna and Missy Elliott marketing campaign.”

Second Quarter Sales Results and Earnings Guidance

For the thirteen weeks ended August 2, 2003, net sales of $3.7 billion represent an increase of 13 percent compared with net sales of $3.3 billion for the same period ended August 3, 2002. The company’s second quarter comparable store sales increased 10 percent compared with a decrease of 7 percent in the second quarter of the prior year.

The company also announced that it expects to report on August 21 second quarter earnings per share of $0.20 to $0.22, compared with reported earnings of $0.06 per share for the second quarter of 2002.

Comparable store sales by division for the second quarter of 2003 were as follows:

•	Gap U.S.: positive 9 percent versus negative 13 percent last year

•	Gap International: positive 13 percent versus negative 12 percent last year

•	Banana Republic: positive 5 percent versus negative 4 percent last year

•	Old Navy: positive 11 percent versus negative 1 percent last year

Year-to-date sales of $7.0 billion for the 26 weeks ended August 2, 2003 represent an increase of 14 percent over sales of $6.2 billion for the same period ended August 3, 2002. The company’s year-to-date comparable store sales increased 11 percent compared to a decrease of 12 percent in the prior year.

As of August 2, 2003, Gap Inc. operated 4,230 store concepts compared with 4,261 store concepts last year. The number of stores by location totaled 3,095 compared with 3,139 stores by location last year.

Gap Inc. will release its second quarter earnings via press release on August 21, 2003, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at gapinc.com.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations: Evan Price 415-427-2161	Media Relations: Claudia Hawkins 415-427-2563

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.